Exhibit 99.1

Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE FISCAL 2011 RESULTS
- Reports record quarterly revenues of $273 million -

Second quarter of Fiscal 2011 Highlights
•	Record quarterly Revenues of $273 million.

•	Revenue increases 18% over prior year, with 15% organic revenue growth over prior year.

•	EBITDA of $28 million versus $20 million in prior year.

•	Operating earnings per share increase to 86¢ from 72¢ in prior year.

•	Diluted earnings per share increase to 77¢ from 47¢ in prior year.

•	Annual revenue and earnings guidance increased.
PITTSBURGH, PENNSYLVANIA, November 2, 2010 — Black Box Corporation (NASDAQ:BBOX) today reported results for the second quarter of Fiscal 2011 ended October 2, 2010.
For the second quarter of Fiscal 2011, diluted earnings per share were 77¢ on net income of $13.6 million or 5.0% of revenues compared to diluted earnings per share of 47¢ on net income of $8.2 million or 3.5% of revenues for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2011 diluted earnings per share were 75¢ on net income of $13.1 million or 5.0% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the second quarter of Fiscal 2011 were 86¢ on operating net income (which is a non-GAAP term and is defined below) of $15.2 million or 5.6% of revenues compared to operating earnings per share of 72¢ on operating net income of $12.7 million or 5.5% of revenues for the same quarter last year.
For the second quarter of Fiscal 2011, the Company’s pre-tax reconciling items were $2.7 million with an after-tax impact on net income and EPS of $1.7 million and 9¢, respectively. During the second quarter of Fiscal 2010, the Company’s pre-tax reconciling items were $7.2 million with an after-tax impact on net income and EPS of $4.5 million and 25¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Second quarter of Fiscal 2011 total revenues were $273 million, an increase of $41 million or 18% from $232 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2011 total revenues were $264 million.
Second quarter of Fiscal 2011 cash provided by operating activities was $7 million or 51% of net income, compared to $14 million or 177% of net income for the same quarter last year. Second quarter of Fiscal 2011 free cash flow (which is a non-GAAP term and is defined below) was $7 million compared to $14 million for the same quarter last year. On a sequential quarter comparison basis, first quarter of Fiscal 2011 cash provided by operating activities was $1 million or 9% of net income and free cash flow was $0.2 million. Black Box utilized its second quarter of Fiscal 2011 free cash flow primarily to fund debt reduction of $3 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.
For the six-month period ended October 2, 2010, diluted earnings per share were $1.51 on net income of $26.7 million or 5.0% of revenues compared to diluted earnings per share of 91¢ on net income of $16.0 million or 3.4% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the six-month period ended October 2, 2010 were $1.70 on operating net income of $30.0 million or 5.6% of revenues compared to operating earnings per share of $1.43 on operating net income of $25.1 million or 5.4% of revenues for the same period last year.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

For the six-month period ended October 2, 2010, the Company’s pre-tax reconciling items were $5.3 million with an after-tax impact on net income and EPS of $3.3 million and 19¢, respectively. For the six-month period ended September 26, 2009, the Company’s pre-tax reconciling items were $14.5 million with an after-tax impact on net income and EPS of $9.1 million and 52¢, respectively.
For the six-month period ended October 2, 2010, total revenues were $537 million, an increase of $70 million or 15% from $467 million for the same period last year.
Cash provided by operating activities for the six-month period ended October 2, 2010 was $8 million or 30% of net income compared to $31 million or 191% of net income for the same period last year. Free cash flow was $8 million compared to $30 million for the same period last year. Black Box utilized its six-month period free cash flow primarily to fund debt reduction of $4 million, fund acquisition activity of $2 million and to pay dividends of $2 million.
The Company’s six-month order backlog was $213 million at October 2, 2010 compared to $207 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $229 million at July 3, 2010.
For Fiscal 2011, the Company is targeting reported revenues of approximately $1.06 billion to $1.07 billion and corresponding operating earnings per share in the range of $3.30 to $3.40. Included in these projections is an effective tax rate of 38.0%. For the third quarter of Fiscal 2011, the Company is targeting reported revenues of approximately $260 million to $265 million and corresponding operating earnings per share in the range of 76¢ to 81¢.
All of the above exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and all of the above are before any new mergers and acquisition activity that has not been announced.
Commenting on the second quarter of Fiscal 2011 results and the third quarter of Fiscal 2011 outlook, Terry Blakemore, President and Chief Executive Officer said, “I am very proud to report the record revenues delivered by the Black Box team in the quarter. I am especially pleased that we were able to deliver solid organic growth across all three business segments, both sequentially and on a year over year basis.”
“Black Box clients continue to recognize that our unique business model provides them with access to a broad portfolio of leading communication solutions coupled with world-class technical expertise. The strength of our financial model continues to provide us with the resources to explore and invest in profitable organic growth and strategic acquisition opportunities. We remain committed to delivering strong financial performance to grow profitably and ultimately increase value to our shareholders.”
Black Box also announced today that Ken Davis has been appointed Vice President — Voice Services North, Europe and Latin America, an Executive Officer position within the Company. Mr. Davis has served in a number of operating roles within the Company over the last 13 years, most recently as Vice President and General Manager of the Northeast Region, Europe and Latin America.
Commenting on the appointment of Mr. Davis as Vice President and an Executive Officer of Black Box, Mr. Blakemore said, “The growth of our business into new markets and geographies creates opportunity to drive additional value for our clients and shareholders. Ken has demonstrated the ability to coordinate our technical and operational resources to provide solutions that help our clients to optimize the investment in their communications infrastructure. Our entire company will benefit from the increase in Ken’s responsibility.”
In this new role, Ken will be directly responsible for approximately $500 million of annual revenues and will play a direct role in driving the overall operations of the Company. Mr. Davis joins Mr. Blakemore, President and Chief Executive Officer, Mike McAndrew, Executive Vice President and Chief Financial Officer, and Francis Wertheimber, Senior Vice President, as named executives for the Company.
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, November 2, 2010. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 173765. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Black Box is a leading technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 195 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended October 2		Six-months ended October 2 and
	and September 26,		September 26,
In thousands, except per share amounts	2010	2009	2010	2009

Revenues
Hotline products	$46,415	$45,511	$92,464	$87,793
On-Site services	226,509	186,402	444,056	379,332

Total	272,924	231,913	536,520	467,125

Cost of sales
Hotline products	25,018	23,666	49,836	45,861
On-Site services	157,786	125,973	306,950	256,577

Total	182,804	149,639	356,786	302,438

Gross profit	90,120	82,274	179,734	164,687

Selling, general & administrative expenses	63,534	64,515	127,154	128,398
Intangibles amortization	3,058	2,150	6,160	6,195

Operating income	23,528	15,609	46,420	30,094

Interest expense (income), net	1,742	2,596	3,432	4,740
Other expenses (income), net	(66)	(85)	(65)	(227)

Income before provision for income taxes	21,852	13,098	43,053	25,581

Provision for income taxes	8,302	4,912	16,359	9,593

Net income	$13,550	$8,186	$26,694	$15,988

Earnings per common share
Basic	$0.77	$0.47	$1.52	$0.91

Diluted	$0.77	$0.47	$1.51	$0.91

Weighted average common shares outstanding
Basic	17,607	17,548	17,574	17,544

Diluted	17,694	17,548	17,646	17,544

Dividends per share	$0.06	$0.06	$0.12	$0.12

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	October 2, 2010	March 31, 2010

Assets
Cash and cash equivalents	$20,220	$20,885
Accounts receivable, net	156,215	141,211
Inventories, net	53,536	51,507
Costs/estimated earnings in excess of billings on uncompleted contracts	103,350	86,086
Prepaid and other current assets	32,719	28,090

Total current assets	366,040	327,779

Property, plant and equipment, net	22,396	23,568
Goodwill	644,416	641,965
Intangibles
Customer relationships, net	88,438	93,619
Other intangibles, net	29,403	30,374
Other assets	7,111	8,059

Total assets	$1,157,804	$1,125,364

Liabilities
Accounts payable	$71,397	$66,934
Accrued compensation and benefits	28,371	33,260
Deferred revenue	35,207	34,876
Billings in excess of costs/estimated earnings on uncompleted contracts	19,966	14,839
Income taxes	14,818	9,487
Other liabilities	36,128	41,798

Total current liabilities	205,887	201,194

Long-term debt	207,135	210,873
Other liabilities	19,047	23,303

Total liabilities	$432,069	$435,370

Stockholders’ equity
Common stock	$25	$25
Additional paid-in capital	457,535	451,778
Retained earnings	575,896	551,315
Accumulated other comprehensive income	15,856	9,971
Treasury stock	(323,577)	(323,095)

Total stockholders’ equity	$725,735	$689,994

Total liabilities and stockholders’ equity	$1,157,804	$1,125,364

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended October		Six-months ended October 2
	2 and September 26,		and September 26,
In thousands	2010	2009	2010	2009

Operating Activities
Net income	$13,550	$8,186	$26,694	$15,988
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,610	4,034	9,296	10,112
(Gain) loss on sale of property	—	(51)	(17)	25
Deferred taxes	(1,010)	89	1,244	637
Tax impact from stock options	20	579	29	702
Stock compensation expense	2,504	1,636	5,506	3,279
Change in fair value of interest-rate swap	(314)	380	(846)	177
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	(7,329)	11,374	(14,103)	23,064
Inventories, net	346	1,069	(1,757)	3,624
All other current assets excluding deferred tax asset	(4,473)	(8,166)	(21,252)	(10,715)
Liabilities exclusive of long-term debt	(1,013)	(4,668)	3,345	(16,344)

Net cash provided by (used for) operating activities	$6,891	$14,462	$8,139	$30,549

Investing Activities
Capital expenditures	$(945)	$(466)	$(1,885)	$(1,033)
Capital disposals	1	74	45	103
Acquisition of businesses (payments)/recoveries	—	—	—	—
Prior merger-related (payments)/recoveries	—	(389)	(1,683)	(1,305)

Net cash provided by (used for) investing activities	$(944)	$(781)	$(3,523)	$(2,235)

Financing Activities
Proceeds from borrowings	$55,465	$36,470	$103,930	$74,855
Repayment of borrowings	(58,520)	(51,415)	(107,887)	(101,848)
Proceeds from the exercise of stock options	202	—	280	—
Purchase of treasury stock	—	—	(482)	—
Payment of dividends	(1,056)	(1,052)	(2,109)	(2,104)

Net cash provided by (used for) financing activities	$(3,909)	$(15,997)	$(6,268)	$(29,097)

Foreign currency exchange impact on cash	$1,227	$327	$987	$848

Increase / (decrease) in cash and cash equivalents	$3,265	$(1,989)	$(665)	$65
Cash and cash equivalents at beginning of period	16,955	25,774	20,885	23,720

Cash and cash equivalents at end of period	$20,220	$23,785	$20,220	$23,785

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided Management explanations regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
The Company’s management (“Management”) uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (iv) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (v) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidation costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation and related matters costs, including costs associated with the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, (vii) the non-GAAP financial measures exclude costs of settlement or resolution arising from current legal matters associated with the ongoing operations of the Company (“current legal matters costs”) and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.
Foreign currency exchange impact on cash
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Cash provided by operating activities	$6,891	$1,248	$14,462	$8,139	$30,549
Net capital expenditures	(944)	(896)	(392)	(1,840)	(930)
Foreign currency exchange impact on cash	1,227	(240)	327	987	848

Free cash flow before stock option exercises	$7,174	$112	$14,397	$7,286	$30,467
Proceeds from stock option exercises	202	78	—	280	—

Free cash flow	$7,376	$190	$14,397	$7,566	$30,467

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance and facility consolidation costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Cash provided by operating activities	$6,891	$1,248	$14,462	$8,139	$30,549
Restructuring payments	933	1,223	2,318	2,832	6,273

Cash provided by operating activities excluding restructuring payments	$7,824	$2,471	$16,780	$10,971	$36,822

Operating net income and operating earnings per share
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, the change in fair value of the interest-rate swaps, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. Management’s reason for exclusion of each item is explained in further detail below.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life and generally cannot be changed or influenced by Management after the acquisition.
Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Current legal matters costs
The Company incurs costs arising from current legal matters associated with the ongoing operations of the Company. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
The following table represents the Company’s pre-tax reconciling items:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Non-cash charges
Amortization of intangible assets on acquisitions	$3,045	$3,093	$2,134	$6,138	$6,165
Asset write-up depreciation expense on acquisitions	—	—	—	—	—
Change in fair value of the interest-rate swaps	(314)	(532)	380	(846)	177

Total non-cash charges	$2,731	$2,561	$2,514	$5,292	$6,342

Cash charges
Employee severance and facility consolidation costs	$—	$—	$649	$—	$1,762
Historical stock option granting practices investigation and related matters costs	—	—	3,992	—	4,256
Current legal matters costs	—	—	—	—	2,145

Total cash charges	$—	$—	$4,641	$—	$8,163

Total pre-tax reconciling items	$2,731	$2,561	$7,155	$5,292	$14,505

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

A reconciliation of net income to operating net income is presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Net income	$13,550	$13,144	$8,186	$26,694	$15,988
% of Revenue	5.0%	5.0%	3.5%	5.0%	3.4%
Reconciling items, after tax [1]	1,693	1,588	4,472	3,281	9,066

Operating net income	$15,243	$14,732	$12,658	$29,975	$25,054
% of Revenue	5.6%	5.6%	5.5%	5.6%	5.4%

1 The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.
A reconciliation of diluted EPS to operating EPS is presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Diluted EPS	$0.77	$0.75	$0.47	$1.51	$0.91
EPS impact of reconciling items	0.09	0.09	0.25	0.19	0.52

Operating EPS	$0.86	$0.84	$0.72	$1.70	$1.43

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as Net income plus provision for income taxes, interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.
A reconciliation of income before provision for income taxes to EBITDA and Adjusted EBITDA is presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Net income	$13,550	$13,144	$8,186	$26,694	$15,988
Provision for income taxes	8,302	8,057	4,912	16,359	9,593
Interest	1,742	1,690	2,596	3,432	4,740
Depreciation/Amortization	4,610	4,686	4,034	9,296	10,112

EBITDA	$28,204	$27,577	$19,728	$55,781	$40,433
Stock-based compensation expense	2,504	3,002	1,636	5,506	3,279

Adjusted EBITDA	$30,708	$30,579	$21,364	$61,287	$43,712

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the second quarter of Fiscal 2011, first quarter of Fiscal 2011, second quarter of Fiscal 2010 and/or second quarter year-to-date Fiscal 2011 and 2010. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Revenues
North America	$240,540	$230,484	$199,928	$471,024	$404,511
Europe	22,798	24,942	24,172	47,740	48,058
All Other	9,586	8,170	7,813	17,756	14,556

Total	$272,924	$263,596	$231,913	$536,520	$467,125

Operating income
North America	$20,684	$19,167	$11,813	$39,851	$23,388
% of North America revenues	8.6%	8.3%	5.9%	8.5%	5.8%
Europe	$1,153	$2,336	$2,555	$3,489	$4,644
% of Europe revenues	5.1%	9.4%	10.6%	7.3%	9.7%
All Other	$1,691	$1,389	$1,241	$3,080	$2,062
% of All Other revenues	17.6%	17.0%	15.9%	17.3%	14.2%

Total	$23,528	$22,892	$15,609	$46,420	$30,094
% of Total revenues	8.6%	8.7%	6.7%	8.7%	6.4%

Reconciling items (pre-tax)
North America	$3,045	$3,093	$6,693	$6,138	$13,711
Europe	—	—	65	—	600
All Other	—	—	17	—	17

Total	$3,045	$3,093	$6,775	$6,138	$14,328

Adjusted operating income
North America	$23,729	$22,260	$18,506	$45,989	$37,099
% of North America revenues	9.9%	9.7%	9.3%	9.8%	9.2%
Europe	$1,153	$2,336	$2,620	$3,489	$5,244
% of Europe revenues	5.1%	9.4%	10.8%	7.3%	10.9%
All Other	$1,691	$1,389	$1,258	$3,080	$2,079
% of All Other revenues	17.6%	17.0%	16.1%	17.3%	14.3%

Total	$26,573	$25,985	$22,384	$52,558	$44,422
% of Total revenues	9.7%	9.9%	9.7%	9.8%	9.5%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	2Q11	1Q11	2Q10	2QYTD11	2QYTD10

Revenues
Data Services	$53,989	$53,957	$43,928	$107,946	$95,338
Voice Services	172,520	163,590	142,474	336,110	283,994
Hotline Services	46,415	46,049	45,511	92,464	87,793

Total	$272,924	$263,596	$231,913	$536,520	$467,125

Gross profit
Data Services	$14,076	$14,350	$12,142	$28,426	$26,089
% of Data Services revenues	26.1%	26.6%	27.6%	26.3%	27.4%
Voice Services	$54,647	$54,033	$48,287	$108,680	$96,666
% of Voice Services revenues	31.7%	33.0%	33.9%	32.3%	34.0%
Hotline Services	$21,397	$21,231	$21,845	$42,628	$41,932
% of Hotline Services revenues	46.1%	46.1%	48.0%	46.1%	47.8%

Total	$90,120	$89,614	$82,274	$179,734	$164,687
% of Total revenues	33.0%	34.0%	35.5%	33.5%	35.3%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, all of the revenue from offices added as shown below relates to Voice Services in the Company’s North America segment. Reported same-office comparisons of consolidated revenues, therefore, can be determined by excluding the revenues for Voice Services in the Company’s North America segment from offices added since 4/1/09 (for comparison of 2Q11 to 2Q10 and 2QYTD11 to 2QYTD10) or 4/1/10 (for comparison of 2Q11 to 1Q11) as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	2Q11	2Q10	% Change

Reported revenues	$272,924	$231,913	18%
Less revenue from Voice Services offices added since 4/1/09 (1Q10)	(7,254)	—

Reported revenues on same-office basis	$265,670	$231,913	15%
Foreign currency impact	637	—

Revenues on same-office basis (excluding foreign currency impact)	$266,307	$231,913	15%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	2QYTD11	2QYTD10	% Change

Reported revenues	$536,520	$467,125	15%
Less revenue from Voice Services offices added since 4/1/09 (1Q10)	(15,266)	—

Reported revenues on same-office basis	$521,254	$467,125	12%
Foreign currency impact	486	—

Revenues on same-office basis (excluding foreign currency impact)	$521,740	$467,125	12%

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	2Q11	1Q11	% Change

Reported revenues	$272,924	$263,596	4%
Less revenue from Voice Services offices added since 4/1/10 (1Q11)	—	—

Reported revenues on same-office basis	$272,924	$263,596	4%
Foreign currency impact	(1,016)	—

Revenues on same-office basis (excluding foreign currency impact)	$271,908	$263,596	3%

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	2Q11		1Q11		2Q10

Accounts receivable
Gross accounts receivable	$163.7		$155.6		$149.5
Reserve $ / %	7.5	4.6%	8.6	5.5%	9.9	6.6%

Net accounts receivable	$156.2		$147.0		$139.6

Net days sales outstanding	48 days		47 days		51 days

Inventory
Gross inventory	$73.5		$73.1		$73.1
Reserve $ / %	20.0	27.2%	19.7	27.0%	19.8	27.1%

Net inventory	$53.5		$53.4		$53.3

Net inventory turns	10.1x		9.5x		8.4x

Six-month order backlog	$213		$229		$207

Team members	4,376		4,386		4,335

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746